EXHIBIT 2.2
PROMISSORY NOTE
September 30, 2011
FOR VALUE RECEIVED, CARDIOVASCULAR CARE AFFILIATES, INC., a Delaware corporation (“CCA”), and CCG OF LOUISIANA, LLC, a Delaware limited liability company (CCG, together with CCA, each also a “Maker” and collectively, the “Makers” — it being acknowledged that despite the status of CCA as a Maker, CCA has no liability under this Promissory Note except as provided in Sections 9.1 and 9.2 below), promise to pay to the order of
MEDCATH FINANCE COMPANY, LLC (the “Seller”), at its offices at 10720 Sikes Place, Suite 300, Charlotte, NC 28277 (or at such other place or places as Seller may designate) the principal sum of up to
TWENTY-TWO MILLION NINE HUNDRED THIRTY-FOUR THOUSAND FIVE HUNDRED EIGHTY-THREE DOLLARS AND 72/100 ($22,934,583.72) plus the Excess Amount (as defined below), plus the Practice Acquisition Amount(as defined below), plus the Cost Report Settlement Payments (as defined below), plus or minus (as specified in such Section 2.7 of the Acquisition Agreement) the adjustment to the Original Note Balance (as defined therein) calculated pursuant to Section 2.7 of the Acquisition Agreement (collectively, the “Note Balance”) under the terms and conditions of this promissory note (as amended, modified, supplemented, restated and/or replaced from time to time, this “Note”).
ARTICLE I
DEFINITIONS
1.1 Use of Capitalized Terms; General.
Unless otherwise defined herein, all capitalized terms defined in this Note shall have the defined meanings when used in this Note and the other Note Documents or any certificate, report or other document made or delivered pursuant to this Note. Unless otherwise specified, a reference in this Note to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Note. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note. Unless otherwise stated, all references to “Maker” shall mean both Makers.
1.2 Defined Terms.
For purposes of this Note, the following terms shall have the meanings specified below:
“Acquisition Agreement” means the Debt and Equity Purchase Agreement of even date herewith by and among the Seller, CCG and Louisiana Hospital Management, LLC.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote more than twenty percent (20%) or more of the securities or other Equity Interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, requirements, ordinances, codes, constitutions and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including without limitation Medicaid Regulations and Medicare Regulations.
“Assignment of Membership Interest and MedCath Debt” means that certain Assignment of Membership Interest and MedCath Debt of even date with this Note executed by CCG and Seller, as amended, restated, supplemented or otherwise modified from time to time.
“Assignment of Membership Interest, Management Services Agreement, ROFR Agreements and Operating Agreement” means that certain Assignment of Membership Interest, Management Services Agreement, ROFR Agreements and Operating Agreement of even date with this Note executed by CCG and Louisiana Hospital Management, LLC, as amended, restated, supplemented or otherwise modified from time to time.
“Aware” means the conscious awareness of facts by a senior officer of any Maker without requiring such officer to make any investigation other than those actually made.
“Business Day” means any day, other than a Saturday, Sunday or legal holiday in Charlotte, North Carolina, on which banks are open for substantially all their banking business in Charlotte, North Carolina.
“Buyer” means CCG.
“Capital Lease” means any lease of any property by any Maker, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a balance sheet of any Maker.
“Change in Control” means, the occurrence of any event (whether in one or more transactions) which results in:
(i) Parent (or a successor entity by a merger or consolidation permitted by the exception to clause (iv) below) either no longer owning (legally and beneficially) or Controlling one hundred percent (100%) of the Equity Interests of Buyer;
(ii) Buyer either no longer owning (legally and beneficially) or Controlling one hundred percent (100%) of the Equity Interests of Hospital transferred to Buyer on the Closing Date;
(iii) any Person owning (legally and beneficially) fifty percent 50% or more of the Equity Interests of Parent or Controlling Parent if such Person did not own (legally and beneficially) at least ten percent (10%) of the Equity Interests of Parent as of the Closing Date; or
(iv) any merger, consolidation or sale of all or substantially all of the property or assets of any Maker or Hospital (excluding, in the case of Parent, any merger or consolidation in which a Person owning (legally and beneficially) more than fifty percent (50%) of the Equity Interests of Parent on the Closing Date continues to own (legally and beneficially) more than fifty percent (50%) of the Equity Interests of Parent after such merger or consolidation.
“Closing Date” means September 30, 2011.
“Collateral” means the collateral security for the Obligations pledged or granted pursuant to this Note and the Security Documents.
“Controlling” (including other forms thereof) means having the power, direct or indirect (i) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Maker or (ii) to direct or cause the direction of the management and policies of any Maker by contract or otherwise.

“Cost Report Settlement Payments” means the aggregate amount, not to exceed $1,556,760.00, of any payments made by Seller on behalf of Hospital upon final settlement of cost reports of Hospital prior to November 30, 2011, paid and determined in accordance with Section 2.11(c)(i) of the Acquisition Agreement.
“Debt” means, with respect to any Maker at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of Makers, (b) all obligations to pay the deferred purchase price of property or services of Makers (including, without limitation, all monetary obligations under non-competition agreements), except trade payables arising in the ordinary course of business not more than one hundred and twenty (120) days past due, (c) all obligations of Makers as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of Makers — to the extent of the lesser of (y) the amount of such Debt or (z) the fair market value of such asset, (e) all Guaranty Obligations of Makers, (f) all obligations, contingent or otherwise, of Makers relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of Makers, (g) all obligations of Makers to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of Makers that are payable or could become payable during the term of this Note, (h) all net payment obligations incurred by Makers pursuant to hedging agreements and (i) all outstanding payment obligations of Makers with respect to any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“Default” means any act, event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States of America.
“EBITDA” shall mean the consolidated net income of the Hospital before interest, income taxes, depreciation and acquisition intangible asset amortization, FAS 123R costs expended, impairment charges, and any fees paid or accrued to either of the Makers or their Affiliates related to this Agreement or related debt financing, determined in accordance with GAAP and consistent with past practices and excluding, without duplication, (i) any expenses associated with the sale transactions contemplated hereby, (ii) any management fees charged by the Makers or its Affiliates to the Hospital (other than any expenses associated with the Transition Services Agreement with Seller or its Affiliates); provided that in no event shall the purchase, ownership or operation of any physician practices be considered in the determination of EBITDA other than physician practices owned by Hospital as of the Closing Date and to the extent acquired by Hospital after the Closing Date, Dr. James Smith’s practice (including Dr. Jaffrani) and (iii) any increase in consolidated net income resulting from the final settlement of any cost report of the Hospital with respect to the periods ending on or prior to the Closing Date.
“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Escrow Agreement” means that certain escrow agreement of even date with this Note executed by CCG, Seller, Louisiana Hospital Management, LLC and Chicago Title Insurance Company (the “Escrow Seller”) in connection with the transactions contemplated this Note and the other Note Documents, as amended, restated, supplemented or otherwise modified from time to time.
“Event of Default” has the meaning set forth in Section 8.1.

“Excess Amount” means the difference, if positive, between $1,000,000 and the amount of negative EBITDA incurred by Hospital during the period from the Closing Date through the 61st day after the Closing Date; if the difference is negative, then the Excess Amount is deemed to be $0 and Makers shall have no obligation to pay the Excess Amount to Seller. The Excess Amount shall be determined as follows: on or prior to December 15, 2011 Makers shall deliver to Seller Hospital’s financial statements for the two-month period ending November 30, 2011 together with Makers’ calculation of the Excess Amount and all supporting documentation. Within fifteen (15) days after the date on which Seller has received such information, Seller shall, in a written notice to Makers, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If Seller fails to deliver notice of acceptance or objection to such calculations within such fifteen (15) day period, then Seller shall be deemed to have accepted the calculations presented by Makers. In the event that Seller and Makers are not able to agree on the Excess Amount within fifteen (15) days from and after the receipt by Makers of any objections raised by Seller, Seller and Makers shall each have the right to require that such disputed determination be submitted to KPMG (or such other independent certified public accounting firm of recognized national standing as may be mutually selected by the Seller and Makers) (the “Independent Accountant”) for computation or verification in accordance with the provisions of the Acquisition Agreement, mutatis mutandis. The results of the Independent Accountant’s report shall be binding upon Seller and Makers, and the Independent Accountant’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate adjustment to the Excess Amount shall be made immediately upon the final determination of the Excess Amount. At all reasonable times following delivery by Makers of the information and calculations required by this paragraph, Makers shall make available to Seller and its agents all books and records of Hospital related to the determination of the Excess Amount and EBITDA, including all accounting work papers and journal entries underlying the determination of the Excess Amount, EBITDA or any component thereof.
“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for Hospital throughout the period indicated and consistent with the prior financial practice of Hospital.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Guaranty Obligation” means, with respect to Makers, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument evidencing such Guaranty Obligation.
“HHS” means the United States Department of Health and Human Services, and any successor thereto.
“Hospital” means Louisiana Medical Center and Heart Hospital, LLC, a North Carolina limited liability company, including the operations of such entity as the context requires.
“Insolvency Event” means the occurrence of any of the following: (i) commencement of a case under the federal bankruptcy laws (as now or hereafter in effect), (ii) filing of a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of Debts, (iii) consent to or failure to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) application for or consent to, or failure to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admitting in writing its inability to pay its Debts as they become due, (vi) making a general assignment for the benefit of creditors, or (vii) taking any corporate action for the purpose of authorizing any of the foregoing.

“Intercompany Notes” means collectively, all of the notes, loan agreements, amendments and other documents evidencing debt of Hospital owed to MedCath Finance Company, LLC prior to the Closing Date, as amended, that are being transferred to CCG or its designees as of the Closing Date.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Maturity Date” means the date that is sixty-one (61) days after the Closing Date provided, CCG may extend such date up to two (2) times for thirty-one (31) days each by delivering to Seller a written notice of such election to extend the maturity date of this Note delivered at least ten (10) Business Days prior to the then-currently scheduled maturity date, which is either sixty-one (61) or ninety-two (92) days after the Closing Date; in no event shall the Maturity Date be more than one hundred twenty-three (123) days after the Closing Date.
“Material Adverse Effect” means any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (a) the business, operations, property, financial condition or results of operations of the Hospital Assets and the Real Estate, taken as a whole, or (b) CCG’s ability to operate the business of Hospital, Hospital Assets (as defined in the Acquisition Agreement) or the Real Estate (as defined in the Acquisition Agreement) after the Closing Date; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Note or the other documents contemplated by this Note or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Applicable Law or GAAP or the enforcement or interpretation thereof, and (vi) any actions expressly permitted to be taken pursuant to this Note or taken with the specific written consent of or at the written request of CCG.
“Medicaid Certification” means certification by HCFA or a Governmental Authority under contract with HCFA that health care operations are in compliance with all the conditions of participation set forth in the Medicaid Regulations.
“Medicaid Provider Agreement” means an agreement entered into between a Governmental Authority or other such entity administering the Medicaid program and a health care operation under which the health care operation agrees to provide services for Medicaid beneficiaries in accordance with the terms of the agreement and Medicaid Regulations.
“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities (whether or not having the force of law) promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities (whether or not having the force of law) promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medicare Certification” means certification by HCFA or a Governmental Authority under contract with HCFA that the health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.
“Medicare Provider Agreement” means an agreement entered into between a Governmental Authority administering the Medicare program and a health care operation under which the health care operation agrees to provide services for Medicare beneficiaries in accordance with the terms of the agreement and Medicare Regulations.
“Medicare Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; and (ii) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines (whether or not having the force of law) of all Governmental Authorities (including without limitation, HHS, HCFA, the Office of the Inspector General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law), as each may be amended, supplemented or otherwise modified from time to time.
“Mortgage” means the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of July 7, 2004 executed by Hospital in favor of MedCath Finance Company, LLC securing the Land, the Improvements (as such terms are defined therein) and the other property and fixtures described therein, as amended, restated, supplemented or otherwise modified from time to time.
“Note Documents” means this Note, the Security Documents, the Assignment of Membership Interest and MedCath Debt, the Assignment of Membership Interest, Management Services Agreement, ROFR Agreements and Operating Agreement, the Escrow Agreement, the Special Covenants Agreement.
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest, as applicable, on (including interest accruing after the filing of any bankruptcy or similar petition) the Note Balance and the Excess Amount and (b) all other fees and commissions (including reasonable attorney costs), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by Maker to Seller, in each case under or in respect of this Note or any of the other Note Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.
“Parent” means CCA.
“Permitted IT Expenses” means up to $500,000 during the term of this Note that can be spent by Hospital for information technology expenses in the aggregate, but all single commitments or expenditures exceeding $50,000 shall require Seller’s prior written consent which shall not be unreasonably withheld or delayed.
“Permitted Replacement Expenses” means up to $250,000 during the term of this Note that can be spent by Hospital solely to repair or replace equipment that is necessary for Hospital’s operations consistent with its operations conducted immediately prior to the Closing Date. Expenditures of casualty insurance proceeds and Permitted IT Expenses shall not be taken into account for the purpose of this definition.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.
“Practice Acquisition Amount” shall mean the amount paid to acquire the medical practice of Dr. James Smith in accordance with Section 7.5 of this Note.

“Real Estate Intercompany Note” means that certain Second Amended and Restated Real Estate Note and Loan Agreement dates as of the date hereof in the original principal amount of $20,000,000 by Hospital to Seller.
“Recourse Events” means any of the following:
(a) violation of any of Sections 7.1 — 7.6 of this Note;
(b) either Maker or Hospital takes an affirmative act to commence, or actively encourages or colludes with other creditors to commence, an Insolvency Event, or an Insolvency Event occurs, with respect to Hospital or Buyer and prior to such affirmative action, encouragement, collusion or similar act or Insolvency Event, Makers failed to provide Seller at least ten (10) days’ written notice; provided however, such notice may not be provided unless the board of directors of the Hospital has first determined in good faith that the Hospital is unable to pay its obligations as they come due and that loans or capital contributions are not available under the terms of the operating agreement of the Hospital (such notice, an “Insolvency Notice”) of such event during which period Seller shall be permitted to demand delivery of the Collateral by Makers and Makers shall promptly deliver to Seller the Collateral;
(c) fraud or intentional misconduct by any Maker in connection with this Note, the Note Documents or any of the other transactions with Seller or its Affiliates related to the Hospital;
(d) any Change in Control of Buyer or Hospital;
(e) any Maker’s or Hospital’s gross negligence or willful misconduct occurring after the Closing Date that results in (i) the actual or written threat of loss of any material Hospital license or rights to bill Medicare, Medicaid or other payors, (ii) criminal indictment, assessment of any material civil penalty (or the foregoing being threatened in writing by any Governmental Authority) of Hospital or any Maker, (iii) closing of the Hospital or a substantial portion thereof other than in the ordinary course of business consistent with Hospital’s past practices, suspension of a substantial portion of Hospital’s operations or (iv) any Event of Default; or
(f) failure to maintain insurance insuring Hospital and its assets that is the same or substantially similar in all respects to the insurance policies in place as of the Closing Date.
“Responsible Officer” means, with respect to any person, any executive officer, or the chief financial officer or controller of such person (or, in the case of a partnership, of its general partner).
“Security Agreement” means the security agreement of even date with this Note executed by Buyer in favor of Seller securing the Obligations, as amended, restated, supplemented or otherwise modified from time to time.
“Security Documents” means collectively, the Mortgage, the Security Agreement, the security agreement executed by Hospital in connection with the Intercompany Notes, any financing statements and amendments thereto, the Escrow Agreement, all assignments and other documents held in escrow pursuant to the Escrow Agreement and each other agreement or writing pursuant to which Makers, Hospital or any other Person party thereto pledges or grants a security interest in any property or assets to secure the Obligations including assets that will be Collateral for the Obligations or any such Person guaranties the payment and/or performance of the Obligations.
“Special Covenants Agreement” means that certain Special Covenants Agreement of even date with this Note executed by Seller and Hospital in connection with the transactions contemplated this Note and the other Note Documents, as amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Makers.

ARTICLE II
GENERAL LOAN PROVISIONS
2.1 Repayment of Note Balance.
The principal amount of the Note Balance and all accrued interest outstanding under this Note shall be repaid by Makers on the Maturity Date, unless accelerated pursuant to the terms of this Note, provided if the Maturity Date occurs prior to the determination of the amount of the Excess Amount pursuant to the terms in the definition of Excess Amount, then Makers shall pay to Seller the Excess Amount, if any, within five (5) Business Days after the determination of the Excess Amount pursuant to the terms in the definition of Excess Amount; provided, further, if the adjustment to the Original Note Balance is being disputed pursuant to Section 2.7 of the Purchase Agreement and has not been determined when the Maturity Date occurs, then the Note Balance (exclusive of the amount of any adjustment to the Note Balance pursuant to Sections 2.6 and 2.7 of the Acquisition Agreement) shall be paid on the Maturity Date and within five (5) Business Days after the determination of the adjustment to the Original Note Balance pursuant to Sections 2.6 and 2.7 of the Acquisition Agreement (a) Makers shall pay to Seller the amount, if any, by which the Final NWC exceeds the Target NWC (as such terms are defined in the Acquisition Agreement) and (b) Seller shall pay to CCG the amount, if any, by which the Target NWC exceeds the Final NWC.
2.2 Prepayment of Note Balance.
(a) Optional Prepayment. Makers may at any time and from time to time prepay the Note Balance, in whole or in part, upon at least three (3) Business Days’ irrevocable written notice to Seller. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.
(b) General Conditions. Amounts prepaid under this Note may not be reborrowed. Prepayments shall be applied to the outstanding principal of the Note Balance until the Note Balance is paid in full and then shall be applied to interest and other amounts owed pursuant to this Note or the other Note Documents.
2.3 Interest Accrual.
The Note Balance (excluding the Excess Amount) shall bear interest at five and eighty-six hundredths of a percent (5.86%) per annum. Subject to Seller’s discretion, upon the occurrence and during the continuance of an Event of Default the outstanding Note Balance (excluding the Excess Amount) shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such Note Balance. Interest shall continue to accrue on amounts outstanding pursuant to this Note after the filing by or against Maker of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
2.4 Interest Payment and Computation.
Interest shall be payable in arrears on the Maturity Date. Interest on the Note Balance (excluding the Excess Amount) payable hereunder shall be computed on the basis of a 360-day year on the daily outstanding principal (excluding the Excess Amount) and assessed for the actual number of days elapsed since the Closing Date (or if later, the last payment in full of interest by Makers).

2.5 Maximum Rate.
In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or charged or collected pursuant to the terms of this Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Seller has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and Seller shall at Seller’s option (i) promptly refund to Makers any interest received by Seller in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Makers not pay or contract to pay, and that Seller not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Makers under Applicable Law.
2.6 Manner of Payment.
Each payment by Makers on account of the principal of or interest on the Note Balance or of any fee, commission or other amounts payable to Seller under this Note shall be to Seller at Seller’s office specified in or in accordance with Section 10.1 not later than 2:00 p.m. Charlotte, North Carolina time in Dollars, in immediately available funds and shall be made without any condition, set-off, counterclaim, recoupment or deduction whatsoever. If any payment under this Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
2.7 Crediting of Payments and Proceeds.
In the event that Makers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 8.2, all payments received by Seller on this Note and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by Makers hereunder and under the other Note Documents, then to all indemnity obligations then due and payable by Makers hereunder, then to all Seller’s fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on this Note and then to the principal amount of this Note, in that order.
2.8 Security Agreement.
The Obligations of Makers under this Agreement and the other Note Documents are secured by a first priority Lien (subject only to Liens permitted by Section 7.2 (a) and (g))on all of Buyer’s right, title and interest in, to and under the Collateral, provided that Seller shall have conveyed to CCG title to the Collateral and assigned its security interest in the Collateral to CCG.
ARTICLE III
CLOSING CONDITIONS
3.1 Conditions to Closing.
The obligation of Seller to sell and transfer the Collateral to Buyer, subject to Seller’s security interest therein, is subject to the satisfaction of each of the following conditions. To the extent any are not completed prior to the Closing Date, Buyer shall work diligently to cause their satisfaction promptly thereafter:
(a) Executed Note Documents. This Note, the Security Agreement, together with any other applicable Note Documents, shall have been duly authorized, executed and delivered to Seller by the parties thereto, shall be in full force and effect and no default or event of default shall exist thereunder, and Maker shall have delivered original counterparts thereof to Seller.
(b) Closing Certificates; etc.
(i) Certificate of Secretary of Maker. Seller shall have received a certificate of the secretary or assistant secretary of Parent, and with respect to Buyer, in its capacity as the duly authorized Manager of Buyer, certifying as to the incumbency and genuineness of the signature of each officer of Makers executing Note Documents to which such Maker is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of organization or certificate of incorporation, as appropriate, of each Maker and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation; (B) the operating agreement or bylaws, as applicable, on behalf of each Maker as in effect on the date of such certifications; (C) resolutions duly adopted by the Board of Directors or other authorizing entity of each Maker authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Note and the other Note Documents to which Maker is a party; and (D) each certificate required to be delivered pursuant to Section 3.1(b)(ii).

(ii) Certificates of Good Standing. Seller shall have received certificates as of a recent date of the good standing of each Maker under the laws of their respective jurisdictions of organization or incorporation and certificates as of a recent date of the good standing of Maker under the laws of the State of Louisiana and certificates of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.
(c) Collateral.
(i) Filings and Recordings. All filings and recordations necessary to perfect the liens and security interests of Seller in the collateral described in the Security Documents shall have been executed and delivered to Seller and all documents contemplated by the Escrow Agreement shall have been executed and delivered in accordance with the terms of the Escrow Agreement.
(ii) Lien Search. Seller shall have received (A) the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against Hospital and CCG under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Liens permitted hereunder and (B) if required by Seller, the results of a search of the appropriate judgment and tax lien records, showing no outstanding judgment or tax lien against Hospital or CCG.
(iii) Hazard and Liability Insurance. Seller shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each insurance policy, loss payable endorsements on reasonably acceptable forms of lender loss payee endorsement naming Seller as lender loss payee, and certified copies of the liability insurance policies of Makers and Hospital, together with endorsements naming Seller as a co-insured and, if requested by Seller, copies (certified by a Responsible Officer of Makers) of each insurance policy in the form required hereunder and under the Security Documents and otherwise in form and substance reasonably satisfactory to Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1 Representations and Warranties.
To induce Seller to accept this Note in exchange for transferring certain of the assets included in the Collateral and enter into this Note, each Maker hereby represents and warrants to Seller both before and after giving effect to the transactions contemplated hereunder that:
(a) Organization; Power; Qualification. Each Maker is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified and authorized could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which CCG is organized and qualified to do business as of the Closing Date are only (i) its state of formation and (ii) Louisiana.

(b) Ownership. Buyer has no Subsidiaries other than Hospital and Parent owns all Equity Interests in Buyer.
(c) Authorization of Agreement, Note Documents and Borrowing. Maker has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Note and each of the other Note Documents to which it is a party in accordance with their respective terms. This Note and each of the other Note Documents have been duly executed and delivered by the duly authorized officers of Maker or by Parent on behalf of Buyer, and each such document constitutes the legal, valid and binding obligation of such Maker, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
(d) Compliance of Agreement, Note Documents and Borrowing with Laws, Etc. The execution, delivery and performance by Maker of the Note Documents to which Maker is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any material Applicable Law relating to Maker, (ii) conflict with, result in a breach of or constitute a default under the organizational documents of Maker or any indenture, agreement or other instrument to which Maker is a party or by which any of its properties may be bound or any Governmental Approval relating to Maker, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Maker other than Liens arising under the Note Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Note, except as to each of the foregoing, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(e) Compliance with Law; Governmental Approvals. Maker (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business as presently conducted, each of which is in full force and effect, is final and not subject to review or appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except as to each of the foregoing, where the failure to so file or comply could not reasonably be expected to have a Material Adverse Effect.
(f) Liens. No financing statement under the Uniform Commercial Code of any state which names Buyer as debtor and which has not been terminated, has been filed in any state or other jurisdiction and Buyer has not authorized any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 7.2.
(g) Litigation. There are no actions, suits or proceedings pending nor, to the knowledge of Maker, threatened in writing against or in any other way relating adversely to or affecting Maker or any of its properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(h) No Conflict. The execution, delivery and performance by Maker of the Note Documents and the consummation of the transactions contemplated by the Note Documents do not and will not violate any provision of any law or any governmental rule or regulation applicable to Maker, any of the organizational documents of Maker, or any order, judgment or decree of any court or other agency of government binding on Maker; conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Maker; result in or require the creation or imposition of any Lien upon any of the properties or assets of Maker (other than any Liens created under any of the Note Documents in favor of Seller); or require any approval or consent of any Person under any contractual obligation of Maker that has not been obtained, except where any such violation or conflict or the failure to obtain any such consent could not reasonably be expected to have a Material Adverse Effect.
4.2 Survival of Representations and Warranties, Etc.
All representations and warranties set forth in this Article IV and all representations and warranties contained in any certificate, or any of the Note Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Note. All representations and warranties made under this Note shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Note, any investigation made by or on behalf of Seller or any borrowing hereunder.
ARTICLE V
FINANCIAL INFORMATION AND REPORTS
Until all the Obligations have been finally and indefeasibly paid and satisfied in full and unless consent has been obtained from Seller its sole discretion, Maker will furnish or cause to be furnished to Seller at Seller’s address set forth in Section 10.1, or such other office as may be designated by Seller from time to time:
5.1 Financial Statements.
(a) Monthly Financial Statements. With respect to each month ending after the Closing Date, as soon as practicable and in any event within twenty (20) days after the end of each month, financial statements of the Hospital, including supporting information and customary certificates and reports as reasonably requested by Seller.
(b) Other Information. Such other information regarding the operations, business affairs and financial condition of Hospital as Seller may reasonably request.
5.2 Notice of Litigation and Other Matters.
Promptly (but in no event later than ten (10) days after an officer of any Maker obtains knowledge thereof) telephonic and written notice of:
(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving Hospital or CCG or any of their properties, assets or businesses which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(b) any violation by Hospital or any Maker of any Applicable Law or any notice of any violation received by Hospital or CCG from any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect;
(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against Hospital or CCG or any material development in any labor controversy which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(d) any actual or threatened condemnation of any portion of the Hospital, its assets including the property identified in the Mortgage or the Collateral, any negotiations with respect to any such taking, or any loss of or substantial damage to the Hospital, its assets including the property identified in the Mortgage or the Collateral (excluding any such condemnation which only affects a de minimus portion of the property identified in the Mortgage);
(e) any notice received by Hospital or CCG with respect to the cancellation, alteration or non-renewal of any insurance coverage maintained by Hospital or any Maker except as in the ordinary course of the business of Hospital or CCG solely in connection with the replacement of any such insurance coverage;
(f) any attachment, judgment, lien, levy or order exceeding $500,000 that may be assessed against Hospital or CCG (to the extent such attachment, judgment, lien, levy or order is not fully covered by insurance and with respect to which the applicable insurance carrier has not acknowledged that such attachment, judgment, lien, levy or order is fully covered by insurance);
(g) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any contract to which Hospital or CCG is a party or by which Hospital or CCG or any of their properties may be bound which could reasonably be expected to have a Material Adverse Effect;
(h) from and after the Closing Date, any expiration, termination or cancellation of Hospital’s or any Maker’s license to operate, Medicare Certification or Medicaid Certification or the receipt by Hospital or any Maker of any notice with respect thereto; and
(i) any event which makes any of the representations set forth in Section 4.1 inaccurate in any material respect.
ARTICLE VI
AFFIRMATIVE COVENANTS
From the Closing Date, until all of the Obligations have been paid and satisfied in full, unless consent has been obtained from Seller in its sole discretion, Makers will and Makers will cause Hospital to:
6.1 Preservation of Existence and Related Matters.
Preserve and maintain its separate existence as a corporation and limited liability company, as applicable. Preserve and maintain all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign company and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law, including in any event, the state of its formation and Louisiana, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.
6.2 Accounting Methods and Financial Records.
Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in material compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties. For the avoidance of doubt, unless notified in writing by Seller to the contrary and provided a reasonable period of time (not less than ten (10) Business Days) to comply, continued compliance with Hospital’s practices and procedures as were in effect immediately prior to the Closing Date shall be deemed to constitute compliance with this Section 6.2.

6.3 Payment and Performance of Obligations.
Pay and perform all Obligations under this Note and the other Note Documents. Pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that Hospital or Makers may contest any item described in clauses (a) or (b) of this Section 6.3 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP; except where failure to pay or perform could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to result in a Lien on the Collateral; such exception shall not apply to Makers’ obligations in the proviso to make all contests in good faith and provide for adequate reserves. This Section 6.3 does not obligate either Maker to provide additional capital or loans to Hospital, provided this shall not affect Maker’s obligations to pay the Note Balance on the Maturity Date in accordance with the terms of this Note, subject to Sections 9.1 and 9.2.
6.4 Compliance with Laws and Approvals.
Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to observe or comply could not reasonably be expected to have a Material Adverse Effect.
6.5 Compliance with Agreements.
Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any material contract, except (i) where the failure to so comply could not reasonably be expected to have a Material Adverse Effect or (ii) where any such term, condition or provision is contested in good faith through applicable proceedings and where adequate reserves are maintained in accordance with GAAP.
6.6 Visits and Inspections.
(a) Upon reasonable notice to Makers (unless there exists any Default or Event of Default), permit Seller or its representatives, from time to time, to visit and inspect Hospital’s and Makers’ properties and any materials thereon (including, without limitation, the Land and the Improvements); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that Seller shall use its best efforts not to unreasonably interfere with the operation of the Hospital;
(b) Upon reasonable notice to Makers (unless there exists any Default or Event of Default), furnish to Seller or its representatives at any time for inspection and copying all Plans, shop drawings, specifications, books and records, and other documents and information required by Seller.
6.7 Maintenance of Licenses, Etc.
In addition to and without limiting the generality of Section 6.4, (a) observe and remain in compliance in all material respects with all Applicable Laws, including, without limitation, Medicare Regulations and Medicaid Regulations (as applicable), in connection with the ownership or operation of Hospital, (b) obtain and preserve, to the fullest extent permitted by Applicable Law, all certifications and authorizations necessary to ensure that Hospital and Maker are eligible for reimbursement under the Medicare Regulations and the Medicaid Regulations (as applicable), and (c) obtain and preserve all material licenses, permits, authorizations and qualifications required under Applicable Laws in connection with the ownership or operation of Hospital, except, in each case, where failure to observe and preserve such items could not reasonably be expected to result in a Material Adverse Effect.

6.8 Insurance.
The assets and properties of Buyer and Hospital shall at all times be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Persons so that such insurance shall remain in full force and effect. Makers shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Makers’ own cost and expense in amounts and with carriers reasonably acceptable to Seller, Makers and Hospital shall (a) keep all their insurable properties and properties in which any Maker or Hospital has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Makers’ and Hospital’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Makers’ and Hospital’s insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Maker or Hospital either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which any Maker or Hospital is engaged in business; (e) furnish Seller with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Seller, naming Seller as a lender loss payee as its interests may appear with respect to all insurance coverage referred to in clause (a) above, and providing (A) that all proceeds thereunder shall be payable jointly to Buyer and Seller, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Seller. For the avoidance of doubt, Makers’ maintenance of all insurance policies in effect immediately prior to the Closing Date and compliance with the terms thereof shall be deemed to constitute compliance with subsections (a) — (d) of this Section 6.8; provided in addition to maintaining all insurance policies in effect immediately prior to the Closing Date and complying with the terms thereof, Makers must also comply with subsection (e) of this Section 6.8. In the event of any loss thereunder, the carriers named therein hereby are directed by Seller, Makers and Hospital to make payment for such loss to Buyer and Seller jointly. If any insurance losses exceed $3,000,000 individually or in the aggregate and are paid by check, draft or other instrument payable to Makers, Hospital and Seller jointly, Seller may endorse Makers’ and Hospital’s names thereon and do such other things as Seller may deem advisable to reduce the same to cash, CCG or Hospital, as applicable, shall turn over such payment to Seller if such insurance proceeds for any occurrence or in the aggregate exceed $3,000,000. Seller is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. Except as provided below, all loss recoveries received by Seller upon any such insurance may be applied to the Obligations, in such order as Seller in its sole discretion shall determine. Any surplus shall be paid by Seller to Makers or applied as may be otherwise required by law. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, to the extent received by Seller, Seller shall remit to Makers insurance proceeds received by Seller under insurance policies procured and maintained by Makers which insure Makers’ insurable properties to the extent such insurance proceeds do not exceed $3,000,000 individually or in the aggregate during the term of this Note. In the event the amount of insurance proceeds received by Seller (or delivered to Seller by Makers or Hospital in accordance with the requirements above) for any occurrence or in the aggregate exceeds $3,000,000, then Seller shall not be obligated to remit the insurance proceeds to Makers and Seller may, in its sole discretion, either remit the insurance proceeds to Makers for use to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations. In all cases, all insurance proceeds not used to pay the Obligations shall be used by Makers and Hospital to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose. In the event that Seller receives casualty proceeds from Hospital’s casualty insurance in excess of $3,000,000 and then elects to apply such proceeds of Hospital’s casualty insurance to the Obligations as permitted herein, then Seller shall promptly deliver written notice thereof to Buyer (a “Termination Election”) and Buyer shall have the option for five (5) Business Days after the Termination Election to tender the Collateral and the Excess Amount to Seller or its designee and be relieved of all other Obligations hereunder.
6.9 Further Assurances.
Make, execute and deliver all such additional and further acts, things, deeds and instruments as Seller may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure Seller their respective rights under this Note and the other Note Documents.

6.10 Reports, Financial Statements and Information.
Makers shall deliver to Seller upon Seller’s request any information regarding the operations, business affairs and financial condition of Makers and Hospital as Seller may reasonably request, including without limitation any financial information requested by Seller. Within a reasonable time of any Maker’s receipt thereof, such Maker shall deliver to Seller copies of all notices received by such Maker or Hospital regarding events which could reasonably be expected to have a Material Adverse Effect, including without limitation notices regarding violations of any Applicable Law, service of process regarding litigation and all notices or similar items received from any Governmental Agencies or such Maker’s or Hospital’s consultants, attorneys, accountants and advisors.
6.11 Deposit Account Control Agreement.
Buyer shall execute a deposit account control agreement (with springing control) in form and substance reasonably acceptable to Seller and Makers (the “DACA”) with the financial institution that is the depository institution for the account where the Excess Amount is held (the “DACA Bank”) within three (3) Business Days after receipt of such DACA and Buyer shall work diligently to request, negotiate and coordinate on behalf of Seller with DACA Bank to obtain DACA and DACA Bank’s executed signature page thereto within a reasonable amount of time after the Closing Date.
ARTICLE VII
NEGATIVE COVENANTS
Until all of the Obligations have been paid and satisfied in full, unless written consent has been obtained from Seller in its sole discretion, Parent will not permit Buyer or Hospital to and Buyer will not and will not permit Hospital to:
7.1 Limitations on Debt.
Create, incur, assume or suffer to exist any Debt except:
(a) this Note and the Intercompany Notes;
(b) trade debt incurred in the ordinary course of business operating the Hospital:
(c) Debt incurred by Hospital prior to the Closing Date;
(d) Debt which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations obtained in the ordinary course of Hospital’s business; and
(e) Debt consisting of purchase money indebtedness or Capital Leases incurred for Permitted Replacement Expenses.
7.2 Limitations on Liens.
Create, incur, assume or suffer to exist any Lien on or with respect to any of Buyer’s or Hospital’s assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:
(a) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired;
(b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(c) Liens in favor of Seller;
(d) Liens in favor of Buyer securing the Intercompany Notes;
(e) Liens on Hospital’s assets existing as of the Closing Date;
(f) Liens securing Debt permitted under Section 7.1(c); provided, that such Liens are limited to collateral permitted to be encumbered as of the Closing Date;
(g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of Hospital’s business (i) which secure obligations which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith by appropriate proceedings; and
(h) Liens securing Debt permitted under Section 7.1(e); provided, that such Liens are limited to assets leased pursuant to such purchase money indebtedness or Capital Lease.
7.3 Limitations on Mergers and Liquidation.
Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).
7.4 Limitations on Sale of Assets.
Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired, except for sales of obsolete equipment no longer useful in Hospital’s business and sales in the ordinary course of business consistent with Hospital’s practices prior to the Closing Date, provided the aggregate value of all such property or assets shall not exceed $250,000 in the aggregate during the term of this Note.
7.5 Limitations on Distributions; Payments to Affiliates.
Purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its ownership or Equity Interests, or make any distribution of cash, property or assets among the holders or any of their Affiliates of its ownership or Equity Interests or make any changes in its capital structure, nor make any payments of any type of nature for any reason to any Maker or any of their Affiliates, provided that Makers may make payments of up to $100,000 made to acquire Dr. James Smith’s medical practice substantially on the terms previously disclosed to Seller and provided that all such payments shall increase the principal amount of this Note.
7.6 Limitations on Payments and Obligations.
Purchase, redeem, retire or otherwise acquire, directly or indirectly, any assets; make any payments to vendors, directors, employees, any physicians or any other Person (including without limitation buying physician practices, making capital expenditures, paying bonuses, incentives or other similar amounts to physicians) or enter into any agreement to do the foregoing, except (a) to the extent necessary for the normal daily operations of Hospital that are consistent with the ordinary course of business for the Hospital of as conducted prior to the Closing Date and (b) Permitted IT Expenses.
7.7 Buyer Restrictions.
Permit Buyer to (a) hold any assets other than the Equity Interests of Hospital and the other Collateral (it being understood and agreed that any indemnification payments or other payments received by Buyer or Hospital under any insurance policy related thereto providing for payments to Buyer or Hospital shall be promptly delivered to Seller in accordance with the terms herein or if not required hereunder to be delivered to Seller, contributed to Hospital), (b) have any liabilities other than (i) the liabilities under or permitted by this Note and the Note Documents, (ii) tax liabilities in the ordinary course of business, (iii) corporate, administrative and operating expenses in the ordinary course of business, (c) engage in any business other than (i) owning the Equity Interests of Hospital and the Collateral and activities incidental or related thereto or (ii) pledging its assets to Seller pursuant to the Security Documents and performing its obligations under this Note and the other Note Documents.

7.8 Amendments to Intercompany Notes.
Amend, modify, restate, replace supplement, discharge, forgive or otherwise, in any way, change any provisions of or forbear or waive any defaults or events of default pursuant to the Intercompany Notes without the prior written consent of Seller.
7.9 Certain Accounting Changes; Organizational Documents.
(a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP; or
(b) amend, modify or change its articles of organization (or corporate charter or other similar organizational documents) or amend, modify or change its operating agreement (or other similar documents) in any manner adverse in any respect to the rights or interests of Seller.
ARTICLE VIII
DEFAULT AND REMEDIES
8.1 Events of Default.
Each of the following shall constitute an “Event of Default”, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
(a) Default in Payment of Note Balance. Makers shall default in any payment of principal on the Note Balance, the Excess Amount or any interest on the Note Balance when and as due (whether at maturity, by reason of acceleration or otherwise).
(b) Other Payment Defaults. Makers shall default in the payment of any other Obligation under this Note or any other Note Document when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue unremedied for five (5) Business Days after the earlier of any Maker becoming Aware thereof or written notice thereof has been given to Makers by Seller.
(c) Misrepresentation. Any representation or warranty made or deemed to be made by any Maker under this Note, any Note Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.
(d) Default in Performance of Certain Covenants. Makers shall default in the performance or observance of any covenant or agreement contained in Section 6.8 or Article VII of this Note.
(e) Default in Performance of Other Covenants and Conditions. Makers or Hospital shall default in the performance or observance of any term, covenant, condition or agreement contained in this Note (other than as specifically provided for otherwise in this Section 8.1) or any other Note Document (excluding the Special Covenants Agreement) and such default shall continue for a period of fifteen (15) days after the earlier of any Maker or Hospital becoming Aware thereof or written notice thereof has been given to Makers by Seller.
(f) Material Adverse Effect. Any event occurs that could reasonably be expected to have a Material Adverse Effect on Hospital or its operations and such shall continue for a period of fifteen (15) days after the earlier of any Maker becoming Aware thereof or written notice thereof has been given to Makers by Seller.

(g) Change in Control, Recourse Event or Insolvency Notice. Any Change in Control or Recourse Event occurs or any Insolvency Notice is delivered.
(h) Voluntary Bankruptcy Proceeding. Any Maker or Hospital shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Maker or Hospital in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Maker or Hospital or for all or any substantial part of any of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
(j) Failure of Agreements. Any provision of this Note or of any other Note Document shall for any reason cease to be valid and binding on any Maker or any other Person party thereto or any Maker or any other Person party thereto shall so state in writing, or this Note or any other Note Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof, the priority of which shall be subject only to Liens permitted pursuant to Section 7.2.
(k) Cross Default to Intercompany Notes. Any “Event of Default” as such term is defined in the Intercompany Notes has occurred pursuant to Sections 8.1 (d) (only to the extent arising from a violation of any of Sections 7.1 — 7.5 of the Real Estate Intercompany Note), (h), (i) or (l) under to the Real Estate Intercompany Note.
8.2 Remedies.
(a) Upon the occurrence of an Event of Default Seller may do any one or more of the following:
(i) declare the principal of and interest on this Note at the time outstanding, and all other amounts owed to Seller under this Note or any other Note Document and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Note or any other Note Document to the contrary notwithstanding, provided, that upon the occurrence of an Event of Default specified in Section 8.1(h) or 8.1(i) of this Note, the Note Balance shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Note or any other Note Document to the contrary notwithstanding;
(ii) instruct the Escrow Seller under the terms of the Escrow Agreement to deliver the Collateral escrowed thereunder to Seller or its designee (“Collateral Instruction”);

(iii) institute an action to reduce any claim to judgment, subject to Sections 9.1 and 9.2;
(iv) exercise any and all rights and remedies afforded by this Note, the other Note Documents, Applicable Law, equity or otherwise;
(v) in the event Makers do not pay the Note Balance and all outstanding interest on the Maturity Date, then in addition to delivering the Collateral Instruction, Makers shall pay Seller or its designee the Excess Amount within ten (10) days of delivery of written demand therefor; and
(b) Maker hereby appoints Seller as the attorney-in-fact of Maker, which power of attorney is irrevocable and coupled with an interest, with full power of substitution and in the name of Maker, if Seller elects to do so, upon the occurrence of an Event of Default, to:
(i) endorse the name of Makers on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to any Maker with respect to the Collateral or any Hospital’s assets;
(ii) prosecute or defend any action or proceeding incident to the Collateral and the Hospital’s assets, and
(iii) pay, settle or compromise all bills and claims so as to clear title to the Collateral and the Hospital’s assets.
Any amounts expended by Seller shall be a demand obligation owing by Makers to Seller, subject to Sections 9.1 and 9.2. Seller shall have no liability to Makers for the sufficiency or adequacy of any such actions taken by Seller unless such actions constitute gross negligence or willful misconduct on the part of Seller.
8.3 Rights and Remedies Cumulative; Non-Waiver; etc.
The enumeration of the rights and remedies of Seller set forth in this Note is not intended to be exhaustive and the exercise by Seller of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Note Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of Seller in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Makers, Seller or their respective agents or employees shall be effective to change, modify or discharge any provision of this Note or any of the other Note Documents or to constitute a waiver of any Event of Default.
ARTICLE IX
LIMITED RECOURSE
9.1 Limited Recourse Obligations
Except for the Recourse Obligations described in Section 9.2 below, Makers’ obligations to pay the Note Balance and other Obligations shall be limited in recourse to only the Collateral and Seller’s rights and remedies under the Escrow Agreement, and Makers shall not have any personal or company liability for any amounts under this Note or the other Note Documents.

9.2 Full Recourse Obligations
Each Maker shall be jointly and severally liable for the following (collectively, the “Recourse Obligations”):
(a) any and all loss, cost and expenses incurred by Seller resulting from any Maker’s failure to instruct the Escrow Agent to transfer the Collateral to Seller following an Event of Default;
(b) payment of the Excess Amount; and
(c) any and all actual damages (including any and all actual costs but excluding special, consequential or punitive damages) incurred by Seller directly resulting from the occurrence of a Recourse Event.
Until the Recourse Obligations have been indefeasibly paid in full or performed, as applicable, the release of any Maker or Collateral shall not affect the liability of any Maker that has not been fully released.
Nothing in Sections 9.1 or 9.2 shall be deemed to limit Makers’ obligations arising under the terms of the Escrow Agreement or the Security Agreement.
ARTICLE X
MISCELLANEOUS
10.1 Notices.
(a) Method of Communication. Except as otherwise provided in this Equipment Note, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Seller as understood by the Seller will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.
(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Makers:	Cardiovascular Care Associates, Inc. and CCG of Louisiana, LLC c/o Cardiovascular Care Group 3401 West End Avenue Suite 310 Nashville, TN 37203 Attention: Douglas L. Koppang, Jr. Fax: (615) 483-5451

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. 201 Commerce Street, Suite 800 Nashville, Tennessee 37201 Attention: Ashby Q. Burks, Esq. Facsimile: (615) 744-5626

If to the Seller:	MedCath Finance Company, LLC 10720 Sikes Place Charlotte, North Carolina 28277 Attention: Art Parker Telephone No.: (704) 708-6600 ext. 1890 Telecopy No.: (704) 708-5035

with a copy to:	Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, North Carolina 28202-4003 Attention: Hal Levinson Telephone No.: (704) 331-1050 Telecopy No.: (704) 378-2050
(c) Seller’s Office. Seller hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Makers and Seller, as Seller’s office referred to herein, to which payments due are to be made.
10.2 Severability.
In the event any one or more of the provisions contained in this Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
10.3 Amendments, Waivers and Consents.
Except specifically provided in any Note Document, any term, covenant, agreement or condition of this Note or any of the other Note Documents may be amended or waived by parties hereto, but only if, such amendment, waiver or consent is in writing.
10.4 Binding Effect.
This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Seller. Neither Makers’ rights or obligations hereunder nor any interest therein may be assigned or delegated thereby without the prior written consent of Seller, except as contemplated by the Note Documents. Seller shall have the right at any time after a Default or Event of Default (or with the prior written consent of Makers, regardless of whether any Default or Event of Default has occurred) to sell, assign or transfer all or a portion of its rights and obligations under this Agreement and the other Note Documents, including, without limitation, all or a portion of the Note Balance, this Agreement or any other of the Obligations.
10.5 Independence of Covenants.
Unless the context requires otherwise, all covenants hereunder shall be given independent effect so that if a particular action or condition is expressly not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.6 Headings.
Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.7 Applicable Law.
THIS NOTE AND THE OTHER NOTE DOCUMENTS, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
10.8 WAIVER OF JURY TRIAL.
(a) Jurisdiction. Makers hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Atlanta, Georgia (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Note and the other Note Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Makers hereby irrevocably consent to the service of a summons and complaint and other process in any action, claim or proceeding brought by Seller in connection with this Note or the other Note Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 10.1. Nothing in this Section 10.8 shall affect the right of Seller to serve legal process in any other manner permitted by Applicable Law or affect the right of Seller to bring any action or proceeding against Makers or their properties in the courts of any other jurisdictions.
(b) Venue. Makers hereby irrevocably waive any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Note, any other Note Document or the rights and obligations of the parties hereunder or thereunder. Makers irrevocably waive, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.
10.9 Counterparts.
This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.
10.10 All Powers Coupled with Interest.
All powers of attorney and other authorizations granted to Seller and any Persons designated by Seller pursuant to any provisions of this Note or any of the other Note Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.
10.11 No Strict Construction.
The parties hereto have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Note.
10.12 No Set-Off.
Seller shall make payments to Makers pursuant to this Note and the other Note Documents and Makers shall make payments to Sellers pursuant to this Note and the other Note Documents, in each case, without any condition, set-off, counterclaim, recoupment or deduction whatsoever.

10.13 Attorneys Fees.
If any legal action, suit or proceeding is commenced between the parties hereto regarding their respective rights and obligations under this Note or any of the Note Documents, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein, the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise, settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party
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IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the day and year first above written.

CARDIOVASCULAR CARE AFFILIATES, INC., a Delaware corporation
By:	/s/ Douglas L. Koppang, Jr.
	Name:	Douglas L. Koppang, Jr.
	Title:	Vice-President, CFO & Secretary

CCG OF LOUISIANA, LLC
By:	/s/ Douglas L. Koppang, Jr.
	Name:	Douglas L. Koppang, Jr.
	Title:	Vice-President, CFO & Secretary

ACKNOWLEDGED AND AGREED: MEDCATH FINANCE COMPANY, LLC

By:	/s/ James A. Parker Name: James A. Parker
Title: Manager

LOUISIANA MEDICAL CENTER AND HEART HOSPITAL, LLC

By:	Louisiana Hospital Management, LLC, its Manager

By:	/s/ James A. Parker Name: James A. Parker
Title: Manager